Exhibit 3.2


                             IRREVOCABLE PROXY


      IRREVOCABLE PROXY, dated as of August 3, 1998, by and between HIAC XII CORP., a Delaware corporation ("Buyer"), A. Eric Dott and Jackson Y. Dott (together with A. Eric Dott, the "Stockholders").

           WHEREAS, concurrently with the execution and delivery of this Agreement, Monarch Avalon, Inc., a Delaware corporation (the "Company") and Buyer are entering into an Asset Purchase Agreement, dated as of August 3, 1998 (the "Asset Purchase Agreement"), providing, among other things, for the sale by the Company and the acquisition by Buyer of certain assets of the Company; and

           WHEREAS, the Stockholders are the owners beneficially and of record of an aggregate of 601,019 Shares and 120,000 Option Shares (as described in the Voting Agreement dated August 3, 1998, between Buyer and each of the Stockholders (the "Voting Agreement")); and

           WHEREAS, as a condition to its willingness to enter into the Asset Purchase Agreement, Buyer has requested that the Stockholders agree, and the Stockholders have agreed pursuant Section 1.2 of the Voting Agreement, to grant Buyer an irrevocable proxy (the "Proxy") with respect to the Shares, upon the terms and subject to the conditions hereof;

           NOW, THEREFORE, to induce Buyer to enter into the Asset Purchase Agreement and in consideration of the aforesaid and the mutual representations, warranties, covenants and agreements set forth herein and in the Asset Purchase Agreement and the Voting Agreement, the parties hereto agree as follows:

           1. Each Stockholder hereby constitutes and appoints Buyer, during the term of this Agreement as such Stockholder's true and lawful proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote all of the Shares (and any and all securities issued or issuable in respect thereof) which such Stockholder is entitled to vote, for and in the name, place and stead of such Stockholder, at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise,

           (i) to approve the Asset Purchase Agreement and the transactions contemplated thereby, including the change of the name of the Company to a name not including the word "Avalon";

           (ii) against any action or agreement that will result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under this Agreement or the Asset Purchase Agreement; and

           (iii) against (A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving the Business (as described in the Asset Purchase Agreement), (B) a sale or transfer of the Assets, other than in the ordinary course of business or pursuant to the Asset Purchase Agreement, or the issuance of any securities of the Company (except options to purchase Company Common Stock granted to directors of the Company and the related issuance of Company Common Stock upon exercise of such options in accordance with the terms thereof, provided, that after the approval of such options, the number of shares of the Company Common Stock outstanding plus the number of shares of Company Common Stock reserved for issuance pursuant to such options to directors shall be equal to the current number of shares of Company Common Stock outstanding plus the number of shares of Company Common Stock reserved for issuance pursuant to existing options to directors) or of any subsidiary holding or having any rights to any of the Assets, (C) any change in the executive officers or Board of Directors of the Company, (D) any change in the present corporate structure of the Company or the Business or (E) any action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the approval of the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement. All power and authority hereby conferred is coupled with an interest and is irrevocable. In the event that Buyer is unable to exercise such power and authority for any reason, each Stockholder agrees that he will vote all the Shares owned by him in favor of approval and adoption of the Asset Purchase Agreement and the transactions contemplated thereby, at any such meeting or adjournment thereof, or provide his written consent thereto.

           2. Any shares of Common Stock issued to the Stockholders upon the exercise of any stock options that are currently exercisable or become exercisable during the term of this Agreement shall be deemed Shares for purposes of this Agreement.

           3. This Proxy shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

           4. This Proxy shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. This Proxy and the rights hereunder may not be assigned or transferred by Buyer, except that Buyer may assign its rights hereunder to any direct or indirect subsidiary.

           5. This Proxy shall survive only until the earlier to occur of the Closing (as described in Section 1.5 of the Asset Purchase Agreement) or the termination of the Asset Purchase Agreement pursuant to Article VII thereof notwithstanding the survival of any terms of the Asset Purchase Agreement following such termination.

           6. This Proxy is granted in consideration of the execution and delivery of the Asset Purchase Agreement by Buyer. Each Stockholder agrees that such Proxy is coupled with an interest sufficient in law to support an irrevocable power and shall not be terminated by any act of such Stockholder, by lack of appropriate power or authority or by the occurrence of any other event or events.

           7. The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will not be compensable by money damages. The parties therefore agree that this Proxy shall be specifically enforceable and that specific enforcement and injunctive relief shall be available to Buyer and the Stockholder for any breach of any agreement, covenant or representation hereunder. This Proxy shall revoke all prior proxies given by the Stockholder at any time with respect to the Shares.

           8. Each Stockholder will, upon request, execute and deliver any additional documents and take such actions as may reasonably be deemed by Buyer to be necessary or desirable to complete the Proxy granted herein or to carry out the provisions hereof.

           9. If any term, provision, covenant, or restriction of this Proxy is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Proxy shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

           10. This Proxy may be executed in two counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same document.


           IN WITNESS WHEREOF, Buyer and the Stockholder have caused this Proxy to be duly executed on the date first above written.


                          /s/ A. Eric Dott
                          ______________________________
                          A. Eric Dott


                          /s/ Jackson Y. Dott
                         _______________________________
                         Jackson Y. Dott


                          HIAC XII CORP.

                          By: /s/ Harold P. Gordon
                             ____________________________
                          Name:  Harold P. Gordon
                          Title: Executive Vice President